EXHIBIT 99.1

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i2 Settles Class Action and Derivative Lawsuits

DALLAS - May 10, 2004 - i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, announced today that it has reached a definitive agreement to settle the consolidated shareholder class action and derivative lawsuits pending in the U.S. District Court for the Northern District of Texas.

Under the agreement, the total settlement amount is $84.85 million, which includes $43 million that will be covered by i2 insurance policies and $41.85 million that will be paid by i2 this quarter. To help fund a portion of the $41.85 million payable by i2 in connection with the settlement, the company has entered into definitive agreements providing for the issuance and sale by i2 of $22 million of common stock to certain individual defendants in the lawsuits. As previously announced, Sanjiv Sidhu, i2’s chairman and chief executive officer, has agreed to purchase $20 million of common stock from i2.

The company established an accrual of $42 million relating to the possible settlement of the lawsuits in the fourth quarter of 2003.

“We are pleased with the announcement of today’s settlement,” said Mr. Sidhu. “As we put these issues behind us, we can focus more completely on maximizing the many opportunities available to the company to grow the business and return to profitability.”

The settlement, which does not reflect any admission of wrongdoing by i2 or its directors and officers, is subject to certain conditions including approval by the U.S. District Court for the Northern District of Texas following notice to class members of an opportunity to object or exclude themselves from the settlement.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders - including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the purchase of i2 common stock by Sanjiv Sidhu. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K/A filed on March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

For further information please contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com